Exhibit 99.1

Streamex Corp. (NASDAQ: STEX) Announces Issuance of Prepayment Notice for Previously Announced Convertible Debenture Financing & Notice of Termination for Standby Equity Purchase Agreement

January 23, 2026

WINTER PARK, Fla., Jan. 23, 2026 (GLOBE NEWSWIRE) — Streamex Corp. (“Streamex” or the “Company”) (NASDAQ: STEX), a leader in institutional-grade tokenization of commodity assets, today announced that it has delivered an optional prepayment notice to the holder of its Secured Convertible Debentures, YA II PN, LTD., a Cayman Islands exempt limited company (“Yorkville” or “Holder”). It has also issued notice to cancel the Standby Equity Purchase Agreement (the “SEPA”) previously entered into with Yorkville.

Prepayment Notice for Secured Convertible Debentures

As previously disclosed, the Company has outstanding Secured Convertible Debentures dated November 4, 2025, and December 17, 2025, with the Holder in the aggregate principal amount of $50 million (collectively, the “Debentures”). Today, the Company issued an Optional Prepayment Notice (the “Notice”) to Holder, indicating its intention to prepay the entire outstanding Principal balance of $50 million, plus a Prepayment Premium of 10% as provided in the Debentures. Following receipt of the Notice, the Holder has ten (10) trading days to elect to convert all or any portion of the Debentures, and the Company is required to make the prepayment on the eleventh (11th) trading day after the Notice date, after giving effect to any conversions during such period.

Cancellation of Standby Equity Purchase Agreement

As previously disclosed, the Company is party to a SEPA facility with Yorkville, pursuant to which the Company had the right, but not the obligation, to issue and sell to Yorkville up to $1,000,000,000 of its Common Stock, from time to time during the 36-month commitment period under the SEPA, subject to certain terms, limitations and conditions. As provided in the SEPA, the Company has control over the timing and amount of any sales of Common Stock to the Yorkville at its discretion, and as further provided under the SEPA. The Company has not and will not utilize the SEPA.

Today as well, the Company issued a notice of termination of the SEPA.

Additional information regarding the Debentures and the SEPA is included in the Company’s Current Reports on Form 8-K filed with the SEC on July 9, 2025, August 13, 2025, October 29, 2025, November 6, 2025 and December 19, 2025.

Quote from CEO Henry McPhie

“By issuing notice to retire the convertible debenture and notice to cancel the SEPA we are excited to have a clean balance sheet going into a transformative year for Streamex,” said Henry McPhie Co-Founder and CEO of Streamex. “With the highly anticipated GLDY launch coming up and the recently completed equity raise we are in a very strong position for sustained growth.”

About Streamex Corp.

Streamex Corp. (NASDAQ: STEX) is a vertically integrated technology and infrastructure company focused on the tokenization and digitalization of real-world assets. Streamex provides institutional-grade solutions that bring traditional commodities and assets on-chain through secure, regulated, and yield-bearing financial instruments. The company is committed to delivering transparent, scalable, and compliant digital asset solutions that bridge the gap between traditional finance and blockchain-enabled markets.

For more information, visit www.streamex.com or follow the company on X (Twitter).

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond our control. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether we will meet the closing conditions in order to obtain the second tranche USD $25 million in financing, whether we will realize the benefits of the agreement(s) described in this press release in a timely manner or at all, whether such definitive agreements will receive required regulatory approvals, and whether we will realize the anticipated benefits of the current transaction in a timely manner or at all. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in forward-looking statements, see our filings with the Securities and Exchange Commission, including the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on April 15, 2025. We assume no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.

No Offer or Solicitation

This press release is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts

Streamex Press & Investor Relations:

Adele Carey

Alliance Advisors Investor Relations

acarey@allianceadvisors.com

Henry McPhie

Chief Executive Officer, Streamex Corp.

contact@streamex.com

www.streamex.com

https://x.com/streamex